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                                                                    EXHIBIT 99.1


PRESS RELEASE - FOR RELEASE:
April 4, 2002

CONTACT:

Sun Bancorp, Inc.

Robert J. McCormack
President & Chief Executive Officer
570-372-7101

Sandra J. Miller
Senior Vice President & Marketing Director
570-372-2123


           SUN BANCORP, INC. CHAIRMAN KELLY ANNOUNCES RETIREMENT PLANS


SELINSGROVE, PA--SUN BANCORP, INC. (NASDAQ: SUBI) Fred W. Kelly, Jr., chairman of Sun Bancorp, Inc., parent company of SunBank, announced today that he plans to retire from Sun on December 31, 2002. In addition, Mr. Kelly announced his resignation as Chairman of the Board and as a Director of Sun Bancorp, Inc. and its affiliates, effective April 25, 2002. Mr. Kelly will be named Chairman Emeritus of the Board on April 25, 2002 and will remain active with Sun's management on a variety of issues though year-end. Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc., stated "We want to thank Fred for his loyal and dedicated service to our company. Fred brought a gentleman's demeanor to our leadership, and we will miss him."

"After nearly 36 years of service to SunBank and its predecessor, Snyder County Trust Company, I have decided to retire at the end of this year, which will provide me with the opportunity to spend more time with my family, and especially my grandchildren," commented Mr. Kelly. "I will continue serving SunBank as a consultant through year-end 2002. I am honored to have helped guide, direct, and participate in the bank's expansion and growth from a $16 million, two-office bank to an almost $1 billion, twenty-four office financial services organization. Over the years I have deeply appreciated and enjoyed working with so many customers, employees and their families. These relationships and the rich experiences they have afforded me have given me lasting and treasured memories. I am looking forward to continuing my active participation in community organizations and dedicating more time to my family. I wish to express my deep and abiding gratitude to everyone affiliated with SunBank and Sun Bancorp."

Mr. Kelly began his career at the former Snyder County Trust Company, now SunBank, in 1966 after graduating from Susquehanna University. He served as President and Chief Executive Officer of the Sun Bancorp, Inc. since its formation in 1982 until 2001, as President of SunBank from 1975 until 2000, and its Chief Executive Officer from 1981 until 2001. He has served on the holding company Board since 1982 and SunBank's Board since 1975.


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In addition to his dedication to Sun, Kelly has been one of the most prominent community leaders in Central Pennsylvania during the past thirty years and has provided instrumental community leadership in the Snyder, Northumberland, and Union counties. He is a trustee and past president of Sunbury Community Hospital & Outpatient Center, director of the Greater Susquehanna Valley Chamber of Commerce, director of SEDA-COG Housing Development Corporation, director of the Pennsylvania Bankers Public Affairs Committee, member of the Pennsylvania Bankers Association Governing Council and a member of The Charles and Betty Degenstein Charitable Foundation. In 2000, Mr. Kelly was the recipient of the Community Leadership Award from the Susquehanna Council of the Boy Scouts of America.

Sun Bancorp, with $921 million is assets, has 24 offices and 45+ ATMs in Clinton, Luzerne, Snyder, Union, Northumberland, and Lycoming counties. Sun Bancorp operates two bank trade names, SunBank and Guaranty Bank. Sun Bancorp also operates SunBank Wealth Management, Sun Investment Services, SunBank Mortgage, SunBank Leasing, and SunBank Dealer Center, and is 30% owner in a limited liability company, Sun Abstract and Settlement Services. Sun Bancorp, Inc. is traded on NASDAQ under the symbol "SUBI." For more information, visit the company's web site at www.sunbankpa.com.

This press release may contain forward-looking statements. Shareholders and investors should note that many factors could affect the future investment performance and financial results of Sun Bancorp, Inc. and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release.